Exhibit 10.1

Third Point Reinsurance Ltd. Director Compensation Policy
The Compensation Committee of the Board of Directors (the “Board”) of Third Point Reinsurance Ltd. (the “Company”) has adopted the following compensation policy as of August 6, 2020 (the “Adoption Date”), effective as of the date of the Company’s 2020 Annual General Meeting of Shareholders (the “Effective Date”), for independent directors of the Company and its subsidiaries. This policy has been developed to compensate certain independent directors of the Company for their time, commitment and contributions to the Board and to the boards of any subsidiaries of the Company on which they serve. This policy shall apply to directors of the Company who are not employees of the Company or any of its subsidiaries and who do not have any material financial relationship with the company either directly or as part of an organization that has a material financial relationship with the Company, which shall include but not be limited to Third Point LLC, Daniel S. Loeb, or any related entities (each, an “Independent Director”).
1.Effective Date of Policy. This Third Point Reinsurance Ltd. Director Compensation Policy is an amendment and restatement of the prior Amended and Restated Director Compensation Policy, dated as of May 9, 2018 (the “Prior Policy”), and supersedes the Prior Policy as of the Effective Date. This policy shall be effective as of the Effective Date , and (a) the first payment of cash fees to each Independent Director pursuant to Section 2(a) hereof after the Adoption Date shall include any additional amount as if this policy had been in effect as of the Effective Date, and (b) each Independent Director shall be made an additional equity grant pursuant to Section 2(b) hereof on or about the Adoption Date such that the fair market value of the Equity-based Compensation granted in fiscal year 2020 shall equal the amount set forth in Section 2(b) hereof as if the policy had been in effect as of the Effective Date.
2.Director Compensation.
        (a) Cash Compensation. Independent Directors shall be paid a cash retainer of $137,500 per year (or $172,500, in the case of the chairman of the Audit Committee of the Board, or $187,500, in the case of the Lead Independent Director, or $237,500 in the case of a non-executive Chair of the Board), payable quarterly in arrears on or about March 31st, June 30th, September 30th and December 31st, for each fiscal year of service on the Board. Cash retainers for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such year. Board members will also be entitled to receive reimbursement for reasonable expenses that are incurred in connection with their functions as a director of the Company.

        (b) Equity Based Compensation. Each Independent Director shall receive an annual grant of $137,500 worth of restricted shares of the Company, calculated based on the fair market value of a common share of the Company, par value US $0.10 per share, on the date on which such restricted shares are granted (the “Grant Date”). Each annual restricted share grant shall typically be made on or around the date of the annual meeting of shareholders, except as otherwise set forth in Section 1 hereof. Restricted share grants for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such year and shall typically be made on or around the date on which the Independent Director begins his or her service on the Board. Such restricted shares will be granted under and subject to the terms and conditions of the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan (the “Plan”) and the applicable award agreement entered into between the Company and the Independent Director, including, without limitation, the vesting and forfeiture provisions contained therein. Generally, such restricted shares shall vest on April 30 of the calendar year following the year in which the grant is made, subject to the Independent Director’s continued service on the Board through such vesting date.
3.This policy may be amended, revised or terminated by the Board at any time and from time to time.
Adopted on August 6, 2020.
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